Exhibit 10.25

AMERICAN TIRE DISTRIBUTORS, INC.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

12200 Herbert Wayne Court, Suite 150

Huntersville, North Carolina

March 16, 2005

The Kelly-Springfield Tire Company,

a division of The Goodyear Tire & Rubber Company

1144 East Market Street

Akron, OH 44316

Attention: Mike Rickman

Ladies and Gentlemen:

On February 4, 2005 Charlesbank Capital Partners, LLC, as the representative of the holders of the capital stock of American Tire Distributors, Inc. (the “Company”), agreed to a transaction (the “Acquisition”) the effect of which will be to transfer the capital stock of the Company to a newly formed Delaware corporation, American Tire Distributors Holdings, Inc. (“Holdings”). The Acquisition will be effected through the merger of ATD MergerSub, Inc. (“MergerSub”), a newly created wholly-owned subsidiary of Holdings into the Company, with the Company being the surviving corporation (the “Merger”). Holdings will be controlled by Investcorp Investment Equity Limited and certain of its affiliates (the “Sponsor”), other international investors, certain members of management of the Company and certain other investors (collectively, the “New Equity Investors”). It is the Sponsor’s intent that, after giving effect to the Acquisition, Holdings will own all of the equity interests in the Company.

It is our understanding that you currently own 5,000 shares of the Company’s Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Shares”) and 4,500 shares of the Company’s Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Shares” and together with the Series A Preferred Shares, the “Company Preferred Shares”), which, in each case, constitute all of the outstanding shares thereof. By accepting this letter and for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you (a) represent and warrant that such understanding is correct, (b) commit to exchange, effective as of immediately prior to the effective time of the Merger, each Series B Preferred Share for one share of preferred stock of Holdings (each a “Holdings Preferred Share”) which shall have the terms described on Annex A hereto (the “Exchange”) and (c) waive any claim arising from any failure of the Company to comply prior to the date hereof with its charter with respect to the Company Preferred Shares, including without limitation Section 6.5 of the Company’s charter, and waive the right to require redemption of the Series B Preferred Shares as a result of the Acquisition and the Merger. Upon the consummation of the Acquisition, Company shall redeem the Series A Preferred Shares by paying Goodyear the sum of $4.8 million plus any accrued dividends payable due under the terms of the Series A Preferred Shares and immediately cancel the Series B Preferred Shares. Except as permitted hereunder, you further agree not to transfer the Company Preferred Shares or any interest therein until April 29, 2005, unless we notify you that the Acquisition will not be consummated. In consideration of the foregoing, Holdings agrees to issue the Holdings Preferred Shares to you in the Exchange.

If the Closing does not occur by April 29, 2005, the agreements herein shall terminate and be without any further force and effect.

3-16-05 Kelly Commitment Letter

Your commitment to consummate the Exchange is conditioned upon Holdings and/or MergerSub having sufficient funds to consummate the Acquisition in accordance with the terms of the Agreement and Plan of Merger, dated as of February 4, 2005, among the Company, Holdings and MergerSub.

Holdings’ commitment to issue the Holdings Preferred Shares is conditioned upon your compliance with the terms hereof and the accuracy of your representations herein as of the date of the Exchange.

This Commitment Letter may be executed in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of you, the Company and Holdings hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter. Each of you, the Company and Holdings hereby irrevocably submits to the jurisdiction of any New York State court or Federal court sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Each of you, the Company and Holdings waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Please execute this letter where indicated below and send a copy of the executed agreement as follows:

American Tire Distributors, Inc.

12200 Herbert Wayne Court, Suite 150

Huntersville, NC 28070

Fax: (704) 947-1919

Attention: Mike Gaither

with a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Fax: 212-351-4035

Attention: E. Michael Greaney, Esq.

[Remainder of page intentionally left blank.]

3-16-05 Kelly Commitment Letter

Very truly yours,

AMERICAN TIRE DISTRIBUTORS, INC.

By:	/s/ J. Michael Gaither
Title:	Secretary

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

By:	/s/ Don Hardie
Title:	Secretary

The provisions of this Commitment Letter are accepted and agreed to as of March 17, 2005:

THE GOODYEAR TIRE & RUBBER COMPANY, successor in interest to The Kelly-Springfield Tire Company, a division of The Goodyear Tire & Rubber Company

By:	/s/ Richard Kramer
Title:	Executive Vice President

ATTEST:	/s/ Betram Bell
ASST. SECRETARY